Exhibit 10.55

CREDIT AGREEMENT

by and among

DIALOGIC CORPORATION

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO FOOTHILL CANADA ULC

as the Arranger and Administrative Agent

Dated as of March 5, 2008

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1.	Definitions.	1
	1.2.	Accounting Terms.	1
	1.3.	PPSA; Code.	1
	1.4.	Construction.	1
	1.5.	References to Real and Personal Property.	2
	1.6.	Schedules and Exhibits.	2
	1.7.	Dollar Equivalent.	2

2.	LOAN AND TERMS OF PAYMENT.		2
	2.1.	Revolver Advances.	2
	2.2.	Borrowing Procedures and Settlements.	3
	2.3.	Payments.	9
	2.4.	Overadvances.	12
	2.5.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	12
	2.6.	Cash Management.	14
	2.7.	Crediting Payments.	15
	2.8.	Designated Account.	16
	2.9.	Maintenance of Loan Account; Statements of Obligations.	16
	2.10.	Fees.	16
	2.11.	Letters of Credit.	16
	2.12.	LIBOR Option.	20
	2.13.	Capital Requirements.	22
	2.14.	Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.	23
	2.15.	Mitigation Obligations; Replacement of Lenders.	24

3.	CONDITIONS; TERM OF AGREEMENT.		24
	3.1.	Conditions Precedent to the Initial Extension of Credit.	24
	3.2.	Conditions Precedent to all Extensions of Credit.	25
	3.3.	Term.	25
	3.4.	Effect of Termination.	25
	3.5.	Early Termination by Borrower.	26
	3.6.	Conditions Subsequent to the Initial Extension of Credit.	26

4.	REPRESENTATIONS AND WARRANTIES.		27
	4.1.	No Encumbrances.	27
	4.2.	Eligible Accounts.	27
	4.3.	[Intentionally Omitted].	28
	4.4.	Equipment.	28
	4.5.	Location of Inventory.	28
	4.6.	Inventory Records.	28

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	4.7.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number.	28
	4.8.	Due Organization and Qualification; Subsidiaries.	28
	4.9.	Due Authorization; No Conflict.	29
	4.10.	Litigation.	31
	4.11.	No Material Adverse Change.	31
	4.12.	Fraudulent Transfer.	31
	4.13.	Employee Benefits.	31
	4.14.	Environmental Condition.	35
	4.15.	Intellectual Property.	35
	4.16.	Leases.	35
	4.17.	Deposit Accounts and Securities Accounts.	35
	4.18.	Complete Disclosure.	36
	4.19.	Indebtedness.	36
	4.20.	Material Contracts.	36

5.	AFFIRMATIVE COVENANTS.		36
	5.1.	Accounting System.	36
	5.2.	Collateral Reporting.	37
	5.3.	Financial Statements, Reports, Certificates.	37
	5.4.	Guarantor Reports.	37
	5.5.	Inspection.	37
	5.6.	Maintenance of Properties.	37
	5.7.	Taxes.	37
	5.8.	Insurance.	38
	5.9.	Location of Inventory.	38
	5.10.	Compliance with Laws.	39
	5.11.	Leases.	39
	5.12.	Existence.	39
	5.13.	Environmental.	39
	5.14.	Disclosure Updates.	40
	5.15.	Control Agreements.	40
	5.16.	[Intentionally Omitted].	40
	5.17.	Further Assurances.	40
	5.18.	Material Contracts.	40
	5.19.	Withholdings and Remittances.	41
	5.20.	ERISA and Canadian Plans and Dialogic Ireland Pensions.	41
	5.21.	Intellectual Property.	43
	5.22.	Notice Regarding Issuance of Capital Stock and Subsidiaries.	43

6.	NEGATIVE COVENANTS.		43
	6.1.	Indebtedness.	43
	6.2.	Liens.	44
	6.3.	Restrictions on Fundamental Changes.	45
	6.4.	Disposal of Assets.	45
	6.5.	Change Name.	45

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	6.6.	Nature of Business.	46
	6.7.	Prepayments and Amendments.	46
	6.8.	Change of Control.	46
	6.9.	Consignments.	47
	6.10.	Distributions.	47
	6.11.	Accounting Methods.	47
	6.12.	Investments.	47
	6.13.	Transactions with Affiliates.	48
	6.14.	Use of Proceeds.	48
	6.15.	Inventory with Bailees.	49
	6.16.	Financial Covenants.	49

7.	EVENTS OF DEFAULT.		50

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES.		52
	8.1.	Rights and Remedies.	52
	8.2.	Remedies Cumulative.	53

9.	TAXES AND EXPENSES.		53

10.	WAIVERS; INDEMNIFICATION.		53
	10.1.	Demand; Protest; etc.	53
	10.2.	The Lender Group’s Liability for Collateral.	54
	10.3.	Indemnification.	54

11.	NOTICES.		55

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		56

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		57
	13.1.	Assignments and Participations.	57
	13.2.	Successors.	59

14.	AMENDMENTS; WAIVERS.		60
	14.1.	Amendments and Waivers.	60
	14.2.	Replacement of Holdout Lender.	61
	14.3.	No Waivers; Cumulative Remedies.	61

15.	AGENT; THE LENDER GROUP.		62
	15.1.	Appointment and Authorization of Agent.	62
	15.2.	Delegation of Duties.	64
	15.3.	Liability of Agent.	64
	15.4.	Reliance by Agent.	64
	15.5.	Notice of Default or Event of Default.	65
	15.6.	Credit Decision.	65
	15.7.	Costs and Expenses; Indemnification.	66
	15.8.	Agent in Individual Capacity.	66

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	15.9.	Successor Agent.	67
	15.10.	Lender in Individual Capacity.	67
	15.11.	Collateral Matters.	67
	15.12.	Restrictions on Actions by Lenders; Sharing of Payments.	68
	15.13.	Agency for Perfection.	69
	15.14.	Payments by Agent to the Lenders.	69
	15.15.	Concerning the Collateral and Related Loan Documents.	69
	15.16.	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.	70
	15.17.	Several Obligations; No Liability.	71
	15.18.	Intercreditor Agreement.	71

16.	WITHHOLDING TAXES.		71

17.	GENERAL PROVISIONS.		73
	17.1.	Effectiveness.	73
	17.2.	Section Headings.	73
	17.3.	Interpretation.	73
	17.4.	Severability of Provisions.	73
	17.5.	Bank Product Providers.	73
	17.6.	Lender-Creditor Relationship.	73
	17.7.	Counterparts; Electronic Execution.	74
	17.8.	Revival and Reinstatement of Obligations.	74
	17.9.	Confidentiality.	74
	17.10.	Lender Group Expenses.	75
	17.11.	USA PATRIOT Act.	75
	17.12.	Integration.	75
	17.13.	Judgment Currency.	75

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit I-1	Form of Cash Management Instructions
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Holders
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 2.6(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory
Schedule 4.7(a)	Jurisdictions of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.8(b)	Capitalization of Borrower
Schedule 4.8(c)	Capitalization of Borrower’s Subsidiaries
Schedule 4.8(d)	Subscriptions, Options, Warrants and Call Rights of Guarantors’ Shares

Schedule 4.10	Litigation
Schedule 4.13	Employee Benefits
Schedule 4.14	Environmental Matters
Schedule 4.15	Intellectual Property
Schedule 4.17	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 4.20	Material Contracts
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of March 5, 2008, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL CANADA ULC, an unlimited corporation existing under the laws of Alberta, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and DIALOGIC CORPORATION, a British Columbia corporation (“Borrower”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1. Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3. PPSA; Code.

Any terms used in this Agreement that are defined in (a) the PPSA shall be construed and defined as set forth in the PPSA and (b) the Code shall be construed and defined as set forth in the Code, in each case unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this

Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, the cash collateralization or support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5. References to Real and Personal Property.

With respect to real or tangible personal property located in the Province of Québec, (a) the terms “real property”, “personal property” and “real and personal property” and words of similar import shall be deemed to also refer to “immovable property”, “movable property” and “immovable and movable property” and (b) the terms “tangible and “intangible” and words of similar import shall be deemed to also refer to “corporeal” and “incorporeal”.

1.6. Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7. Dollar Equivalent.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to “$” shall mean the Dollar Equivalent of the applicable amount set forth thereafter.

2.	LOAN AND TERMS OF PAYMENT.

2.1. Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and (ii) the Borrowing Base at such time less the Letter of Credit Usage at such time.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including, without limitation, reserves with respect to (i) sums that Borrower or any Guarantor is required to pay under any Section of this Agreement or any other Loan Document (such as taxes, including employee, corporate and real property taxes, assessments, employee wages (including accrued vacation pay and severance payments), insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (ii) amounts owing by Borrower or any Guarantor to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, employees, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iii) repossession claims of unpaid supplies, (iv) potential currency fluctuations pertaining to Accounts payable in currency other than in Dollars included in the Borrowing Base and (v) the Rent Reserve and the Irish Reserve.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(d) Amounts borrowed pursuant to this Section 2.1 consisting of Advances shall be denominated in Dollars and repaid in Dollars.

2.2. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.2(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.2(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.2(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.2(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable; provided, however, that any such acceleration shall not be deemed to constitute a waiver of any of the Lender Group’s or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such Defaulting Lender’s failure to fund, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.2(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $5,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender shall be obligated to settle with Agent as provided in Section 2.2(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.2(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrower’s or any other Borrowing Base Companies’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including

Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.3. Payments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and all (subject to Section 2.3(b)(iv) hereof) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding (provided, that so long as no Event of Default has occurred, such payments or proceeds received by Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Agent, until the earlier of (i) the last Business Day of the Interest Periods applicable to such LIBOR Rate Loans and (ii) the occurrence of an Event of Default) and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances), and the Swing Loans until paid in full,

(H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and the Lenders, as cash collateral in an amount up to 105% of the Letter of Credit Usage, and (iv) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Application Event,

(I) ninth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Borrower’s and its Subsidiaries’ obligations in respect of Bank Products), and

(J) tenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(v) For purposes of Section 2.3(b)(ii), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(c) Mandatory Prepayments. Immediately upon the receipt by any Borrowing Base Company of the proceeds of any voluntary or involuntary sale or disposition by such Borrowing Base Company of Inventory (including casualty losses or condemnations but excluding sales or dispositions of Inventory to buyers in the ordinary course of business), Borrower shall prepay without premium the outstanding principal amount of the Obligations in accordance with Section 2.3(d) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition, (C) the monies are held in a cash collateral account in which Agent has a perfected first-priority security interest or hypothec, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement or purchase within 180 days after the initial receipt of such monies, Borrower and its Subsidiaries shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement or purchase being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.3(d). Nothing contained in this Section 2.3(c) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(d) Application of Payments.

Each prepayment pursuant to Section 2.3(c) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).

2.4. Overadvances.

If, at any time or for any reason (including as a result of any currency fluctuations affecting the Dollar Equivalent of Accounts included in the Borrowing Base), the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b); provided that if an Overadvance has been created solely due to the creation of a reserve pursuant to Section 2.1(b) or an adjustment of the excluding criteria set forth in the definition of Eligible Accounts, or both, Borrower shall not be obligated to pay Agent the amount of such excess and no interest shall accrue thereon until two (2) Business Days after Agent provides notice to Borrower of the creation of such reserve or adjustment of such criteria, as applicable. Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.5. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.5(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a rate equal to 2.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for in Section 2.5(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.10 or Section 2.12(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time, without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Account, which amounts, if not reimbursed to Agent within two (2) Business Days following the due date therefor, thereafter shall constitute Advances hereunder and initially shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6. Cash Management.

(a) Borrower shall and shall cause each other Borrowing Base Company to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.6(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and each other Borrowing Base Company’s Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to any Borrowing Base Company) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrower and each other Borrowing Base Company. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or any other Borrowing Base Company, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) (A) with respect to Borrower and the other Borrowing Base Companies (including Dialogic Ireland), upon the instruction of the Agent (an “Activation Instruction”), the Cash Management Bank will forward by daily sweep all amounts in the applicable Cash Management Account to Agent’s Account and (B) further with respect to Dialogic Ireland only, the Cash Management Bank will at all times hold all amounts in the applicable Cash Management Account until receipt of written instructions from Agent as to the disposition thereof. Agent agrees not to issue an Activation Instruction pursuant to clause (iii)(A) of the preceding sentence unless a Triggering Event has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) if: (x) the Triggering Event upon which such Activation Instruction was issued has been waived in writing in accordance with the terms of this Agreement, and (y) no additional Triggering Event has occurred and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission. Further, unless and until a Triggering Event shall have occurred, Agent shall give instructions pursuant to clause (iii)(B) of the third preceding sentence only in accordance with instructions delivered to Agent by Borrower in substantially the form attached hereto as Exhibit I.

(c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.6(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or any other Borrowing Base Company, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrower (or any other Borrowing Base Company, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d) Each Cash Management Account shall be a cash collateral account subject to a Control Agreement.

2.7. Crediting Payments.

The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Account.

Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations.

Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10. Fees.

Borrower shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.11. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be The Toronto-Dominion Bank) for the account of Borrower. Agent shall not be required to be the issuer of any L/C. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized

Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

(ii) the Letter of Credit Usage would exceed $6,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances less the Bank Product Reserve, less the Rent Reserve, less the Irish Reserve, and less the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the next Business Day, and, in the absence of reimbursement within two (2) Business Days following the due date therefor, the L/C Disbursement automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.11(a), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer.

Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority:

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto. Notwithstanding the foregoing provisions of this Section 2.11, Borrower shall not be obligated to compensate the Lender Group pursuant to Section 2.11(f) for any additional costs incurred more than two hundred seventy (270) days prior to the date Agent or another member of the Lender Group notifies Borrower of the change or compliance giving rise to such additional costs and of Agent’s or the applicable member of the Lender Group’s intention to claim compensation therefor; provided that, if the change or required compliance giving rise to such additional costs is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances (as specified in clause (iii) below) and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.

(iii) Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower’s and the other Borrowing Base Companies’ Collections in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by any Governmental Authority, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.13. Capital Requirements.

If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such

Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing provisions of this Section 2.13, Borrower shall not be obligated to compensate any Lender pursuant to this Section 2.13 for any material reduction of return on capital incurred more than two hundred seventy (270) days prior to the date the Agent or any Lender notifies Borrower of the adoption or required compliance giving rise to such reduction and of Agent’s or such Lender’s intention to claim compensation therefor; provided that, if the adoption or required compliance giving rise to such reduction is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14. Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document:

(a) whenever interest payable by Borrower is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation;

(b) in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by Borrower to Agent or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Agent, Lenders and Borrower and the amount of such payment or collection shall be refunded by Agent and Lenders to Borrower. For the purposes of this Agreement and each other Loan Document to which Borrower is a party, the effective annual rate of interest payable by Borrower shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by Agent for the account of Borrower will be conclusive for the purpose of such determination in the absence of evidence to the contrary; and

(c) all calculations of interest payable by Borrower under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.15. Mitigation Obligations; Replacement of Lenders.

If any Lender requests compensation under Section 2.11(f) or Section 2.13 or a LIBOR Rate adjustment under Section 2.12(d)(i), then:

(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11(f), Section 2.12(d)(i) or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agree to pay all reasonable costs and expenses incurred by Agent or any Lender in connection with any such designation or assignment); and

(b) if such Lender does not promptly make a designation or assignment under the preceding clause (a) and if no Event of Default has occurred or is continuing, the Borrower may, at its sole expense and effort substitute a Replacement Lender for such Lender on and subject to the same terms as set forth in Section 14.2(b) mutatis mutandis; provided that (i) the Borrower shall have received the prior written consent of Agent (which consent shall not unreasonably be withheld), (ii) such assignment will result in a reduction in such compensation or payments and (iii) the circumstances entitling the Borrower to substitute such Lender have not ceased to exist as a result of a waiver by such Lender or otherwise.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit.

The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit.

The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Borrower or any other Borrowing Base Company contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date and except to the extent that any Schedule relating to any representation and warranty is permitted to be amended or updated on or after the date of such extension of credit);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, or any Lender; and

(d) no Material Adverse Change shall have occurred since December 31, 2006.

3.3. Term.

This Agreement shall continue in full force and effect for a term ending on March 5, 2013 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4. Effect of Termination.

On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrower provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge Borrower or any Guarantor of its duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the

Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage (hypothec) releases, re-assignments of trademarks, discharges of security interests or hypothecs, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5. Early Termination by Borrower.

Borrower has the option, at any time upon 30 days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full, on the date set forth as the date of termination of this Agreement in such notice.

3.6. Conditions Subsequent to the Initial Extension of Credit.

The obligation of each Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a) within 60 days after the Closing Date, Borrower shall deliver to Agent a Control Agreement, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion, with respect each deposit account and securities account of Cantata;

(b) within 45 days after the Closing Date, Borrower shall deliver to Agent termination statements for each financing statement on file covering the assets of Brooktrout Technology Foreign Sales Corporation (if any), in each case in form and substance satisfactory to Agent in its Permitted Discretion;

(c) within 120 days after the Closing Date, Borrower shall either (i) deliver to Agent evidence, in form and substance satisfactory to Agent, of the closing of deposit account 30663020 of Dialogic Ireland held at Bank of Ireland or (ii) instruct Agent to impose a reserve equal to the amount of all outstanding Accounts that are payable into such deposit account;

(d) within 20 days after the Closing Date, Agent shall have completed its initial collateral examination, in favor and substance satisfactory to Agent in its Permitted Discretion; and

(e) within 30 days after the Closing Date, Borrower shall deliver to Agent a Control Agreement, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion, with respect each deposit account and securities account of Borrower and Dialogic US.

By way of clarification, each Lender may make Advances (or otherwise extend credit hereunder) prior to the date any condition is not met.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date and except to the extent that any Schedule relating to any representation and warranty is permitted to be amended or updated on or after the date of any Advance or other extension of credit) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. No Encumbrances.

Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2. Eligible Accounts.

As to each Account that is identified by Borrower or any other Borrowing Base Company as an Eligible Account in a borrowing base report submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable Borrowing Base Company’s business, (b) owed to the applicable Borrowing Base Company without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than Inventory Rotation Rights), and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts (other than exclusions solely with respect to the exercise by Agent of its discretion with respect to such criteria).

4.3. [Intentionally Omitted].

4.4. Equipment.

Each material item of Equipment of Borrower and its Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5. Location of Inventory.

Prior to shipment to customers, the Inventory of Borrower and each Guarantor is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.5 (as updated from time to time as provided in Section 5.9).

4.6. Inventory Records.

Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of each Borrowing Base Company’s Inventory and the book value thereof.

4.7. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a) The legal name and jurisdiction of organization of Borrower and each Guarantor is set forth on Schedule 4.7(a) (as updated from time to time as provided in Section 6.5).

(b) The chief executive office and domicile of Borrower and each Guarantor is located at the address indicated on Schedule 4.7(b) (as updated from time to time as provided in Section 6.5).

(c) Borrower’s and each Guarantor’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.7(c) (as updated from time to time as provided in Section 6.5).

4.8. Due Organization and Qualification; Subsidiaries.

(a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any jurisdiction where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and the number of stock options approved by Borrower’s Board of Directors. There are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument, other than stock options which may be approved from time to time by Borrower’s Board of Directors and other than as described on Schedule 4.8(b) (as updated from time to time as provided in Section 5.22). Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.8(c) (as updated from time to time as provided in Section 5.22), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.8(d) (as updated from time to time as provided in Section 5.22), there are no subscriptions, options, warrants, or calls relating to any shares of Guarantors’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any Guarantor is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Guarantor’s capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.9. Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, provincial, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s stockholders or any approval or consent of any Person under any Material Contract of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, and other filings or actions necessary to perfect Liens granted to Agent in the Collateral, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected (other than any Deposit Accounts and Securities Accounts maintained in the United States not subject to a Control Agreement as permitted by Section 6.12, and subject only to the filing of financing statements), and first priority Liens, subject only to Permitted Liens.

(f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

(g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, provincial, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s stockholders or any approval or consent of any Person under any Material Contract of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(h) Other than the filing of financing statements, and other filings or actions necessary to perfect Liens granted to Agent in the Collateral, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, examination, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.10. Litigation.

Other than those matters disclosed on Schedule 4.10 and other than matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries.

4.11. No Material Adverse Change.

All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower and its Subsidiaries since December 31, 2006.

4.12. Fraudulent Transfer.

(a) Borrower, Guarantors and their Subsidiaries, taken as a whole, are Solvent.

(b) No transfer of property is being made by Borrower or any Guarantor and no obligation is being incurred by Borrower or any Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or such Guarantor.

4.13. Employee Benefits.

(a) Except as set forth in Schedule 4.13, neither Borrower nor any Guarantor maintains or contributes to any plan governed by the Canadian Employee Benefits Legislation or any pension plan governed by the laws of Ireland.

(b) Except as set forth in Schedule 4.13, neither Borrower nor any Guarantor has and is subject to, any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, program policy practice, formal or informal, with respect to its employees.

(c) Schedule 4.13 lists all the employee benefit, health, welfare, unemployment benefit, bonus, pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, retirement, life, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of Borrower and Guarantors in respect of employment in Canada or Ireland and which are currently maintained by Borrower or any Guarantor, except, for greater certainty, any statutory plans to which Borrower or any Guarantor is obligated to contribute to or comply with, including the Canada Pension Plan, the Quebec Pension Plan, or plans administered pursuant to applicable federal or provincial health, workers compensation and employment insurance legislation (such plans, the “Canadian Employee Plans”) or plans which are administered pursuant to Irish law (such plans, the “Irish Plans”).

(i) Schedule 4.13 lists any “multi-employer pension plan” (as defined under Canadian Employee Benefits Legislation) to which Borrower or any Guarantor contributes in respect of employees in Canada.

(ii) Except as set forth on Schedule 4.13, to Borrower’s knowledge, the Canadian Employee Plans and Irish Plans are and have been established, registered, qualified, invested and administered in all material respects in accordance with the terms of the Canadian Employee Plans, Canadian Employee Benefits Legislation and all other laws applicable to the Canadian Employee Plans and the Irish Plans. To Borrower’s knowledge, no fact or circumstance exists that could adversely affect the tax-exempt or registered status of a Canadian Employee Plan or an Irish Plan.

(iii) Except as set forth on Schedule 4.13, to Borrower’s knowledge all material obligations regarding the Canadian Employee Plans and the Irish Plans, including obligations to remit contributions or pay premiums, have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Employee Plan or any Irish Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Plans or the Irish Plans.

(iv) No amendments have been made to any Canadian Employee Plan or Irish Plan and no improvements to any Canadian Employee Plan or Irish Plan have been promised and no amendments or improvements to a Canadian Employee Plan or Irish Plan will be made or promised by Borrower or any Guarantor before the Closing Date.

(v) Borrower has furnished or made available to Agent true, correct and complete copies of all material Canadian Employee Plans as amended as of the date hereof together with current plan summaries, booklets and personnel manuals.

(vi) No Canadian Employee Plan or Irish Plan is a defined benefit registered pension plan.

(vii) Except as disclosed in Schedule 4.13, none of the Canadian Employee Plans or the Irish Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

(d) Except as disclosed in Schedule 4.13, as of the Closing Date, no plan, arrangement, association or fund covered by ERISA in which any personnel of Borrower, Guarantors or any of their Affiliates which is under common control with Borrower and Guarantors (within the meaning of applicable provisions of the IRC) participate (“U.S. Benefit Plans”) have been duly created or otherwise established. From and after the date of the creation or establishment of any U.S. Benefit Plan, each of the following representations and warranties set out below in this Section 4.13(d) shall be deemed to be made and shall be true and correct as of such date:

(i) Each of the U.S. Benefit Plans is and has been established, maintained, funded, invested and administered in compliance in all material respects with its terms, all employee plan summaries and booklets and with applicable laws;

(ii) All material reports and disclosures relating to the U.S. Benefit Plans required by any applicable laws or Governmental Authority to be filed or distributed including, but not limited to, the preparation and filing of all required reports with respect to the U.S. Benefit Plans, the submission of such reports to the appropriate Governmental Authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendments which is required prior to the effectiveness of such amendments) and the proper and timely disposition of all benefit claims, have been filed or distributed;

(iii) All required contributions and/or premiums to be made under the U.S. Benefit Plans have been fully paid to the date hereof in a timely fashion in accordance with the terms of that U.S. Benefit Plan and all applicable laws;

(iv) As of the date of the most recent actuarial report, no unfunded liability, solvency deficiency or wind up deficiency, exists with respect to any U.S. Benefit Plan;

(v) Neither Borrower nor any Guarantor has taken any action or made any filing with any Governmental Authority under any applicable law to terminate the U.S. Benefit Plans or Canadian Employee Plans or any of them; and

(vi) There are no outstanding actions, suits or claims pending or, to Borrower’s knowledge, threatened concerning the assets held in the funding media for the Canadian Employee Plans and the U.S. Benefit Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to Borrower’s knowledge, threatened against or affecting any Canadian Employee Plan or U.S. Benefit Plan which could have a Material Adverse Change on any of Borrower or Guarantors or on any Canadian Employee Plan or U.S. Benefit Plan.

(e) Except as disclosed in Schedule 4.13,

(i) Neither Borrower nor any Guarantor is party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees;

(ii) Neither Borrower nor any Guarantor is currently engaged in any labor negotiation with any trade union, employee organization or employee group;

(iii) Neither Borrower nor any Guarantor has engaged in any unfair labour practice, nor is Borrower or any Guarantor aware of any pending or threatened complaint regarding any alleged unfair labour practices;

(iv) There is no strike, labour dispute, work slow down or stoppage pending or, to the knowledge of Borrower, threatened against any of Borrower or Guarantors;

(v) There is no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the knowledge of Borrower, threatened against any of Borrower or Guarantors;

(vi) Neither Borrower nor any Guarantor has experienced any material work stoppage;

(vii) To the knowledge of Borrower, neither Borrower nor any Guarantor is the subject of any union organization effort;

(viii) There are no applications, complaints or other proceedings under any employment or labour statute or any other controversies pending or to the knowledge of Borrower threatened by any employees of Borrower or Guarantors, other than employee grievances arising in the ordinary course of business and which are not, in the aggregate, material to Borrower’s and Guarantors’ financial condition, results of operations or business;

(ix) Borrower and each Guarantor is in material compliance with all requirements pursuant to employment standards, labour relations, health and safety, workers compensation and human rights laws, immigration laws and other applicable employment legislation;

(x) All contributions, assessments, fees, taxes, penalties or fines in relation to the Canadian Employees have been duly paid or properly accrued and there is no outstanding material liability of any kind in relation to the employment of the Canadian Employees except for wages, vacation, indemnities and other liabilities to be paid in due course in accordance with Borrower’s and Guarantors’ normal payroll practices or the termination of employment of any Canadian Employee as of the date of this Agreement;

(xi) There is no material employment-related complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee; and

(xii) Each of Borrower and Guarantors has paid or accrued as a liability on its respective books all material payments due from such Person to any employee, independent contractor, other Person or Governmental Authority on account of workers’ compensation, wages or other compensation and, as applicable, employee health and welfare insurance and other benefits.

4.14. Environmental Condition.

Except as set forth on Schedule 4.14, (a) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has for the applicable statute of limitations period been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from any Governmental Authority concerning any action or omission by Borrower or any Subsidiary of Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15. Intellectual Property.

Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted (except for any of the foregoing the failure to own or hold could reasonably be expected to result in a Material Adverse Change). Attached hereto as Schedule 4.15 (as updated from time to time as provided in Section 5.21) is a true, correct, and complete listing of all registered patents, filed and pending patent applications, registered trademarks, filed and pending trademark applications and registered copyrights as to which Borrower or one of its Subsidiaries is the owner.

4.16. Leases.

Borrower and Guarantors enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no material default by Borrower or any Guarantor exists under any of them.

4.17. Deposit Accounts and Securities Accounts.

Set forth on Schedule 4.17 (as updated from time to time pursuant to Section 6.12) is a listing of all of Borrower’s and Guarantors’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.18. Complete Disclosure.

All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrower’s good faith estimate of its and its Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

4.19. Indebtedness.

Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20. Material Contracts.

Set forth on Schedule 4.20 (as updated from time to time as provided in Section 5.18) is a description of all Material Contracts of Borrower and its Subsidiaries, showing the parties and principal subject matter thereof and amendments and modifications thereto. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, (a) each Material Contract (other than those that have expired at the end of their normal terms) is in full force and effect and is binding upon and enforceable against Borrower or its Subsidiary and, to the best of Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms and (b) neither Borrower nor any of its Subsidiaries is in default under such Material Contract.

5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower shall and shall cause each of Guarantors and, as applicable, its other Subsidiaries to do all of the following:

5.1. Accounting System.

Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales.

5.2. Collateral Reporting.

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3. Financial Statements, Reports, Certificates.

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the times specified therein. In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower.

5.4. Guarantor Reports.

Cause each Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Borrower’s financial statements.

5.5. Inspection.

Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower.

5.6. Maintenance of Properties.

Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

5.7. Taxes.

Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A, F.U.T.A, state disability, municipal, local state, provincial and federal income taxes, and the Tax Act and Statutory Lien Payments, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower and its Subsidiaries have made such payments or deposits.

5.8. Insurance.

(a) At Borrower’s expense, maintain insurance respecting its and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower also shall maintain credit insurance in a commercially reasonable basis with respect to payment of applicable Foreign Accounts. Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as a loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever. Borrower hereby authorizes Agent on behalf of itself and its Subsidiaries, to assign any of its rights or any of its Subsidiary’s rights with respect to Foreign Accounts to any insurance company that has paid a claim with respect to applicable Foreign Accounts.

(b) Borrower shall give Agent prompt notice of any loss with respect to Inventory exceeding $250,000 covered by such insurance and any other loss exceeding $500,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrower shall have the exclusive right to adjust any losses with respect to Inventory payable under any such insurance policies which are less than $250,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses with respect to Inventory payable under such insurance exceeding $250,000, Agent shall have the exclusive right to adjust any such losses payable under any such insurance policies, without any liability to Borrower whatsoever in respect of such adjustments.

5.9. Location of Inventory.

Keep Borrower’s and the other Borrowing Base Companies’ Inventory only at the locations identified on Schedule 4.5; provided, however, that Borrower may move or maintain inventory to or at any other location so long as Borrower gives written notice to Agent not less than 30 days prior to the date on which such Inventory is moved to such new location, so long as such new location is within the continental United States, Canada or

Ireland, and so long as, within 10 Business Day after such written notification, either (i) Borrower or the applicable Subsidiary provides Agent a Collateral Access Agreement with respect thereto or (ii) the amount of Rent Reserves is increased by one month’s total payments to the applicable landlord of such new location. Upon receipt by Agent of any written notice referred to in the preceding sentence, Schedule 4.5 shall be deemed to be automatically updated to refer to the location or locations identified in such written notice.

5.10. Compliance with Laws.

Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11. Leases.

Pay when due all rents and other amounts payable under any material leases to which Borrower or any of its Subsidiaries is a party or by which Borrower’s or any such Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

5.12. Existence.

At all times preserve and keep in full force and effect Borrower’s and Guarantors’ valid existence and good standing and, except as could not reasonably be expected to result in a Material Adverse Change, any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.13. Environmental.

(a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14. Disclosure Updates.

Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, except in the case of any Schedules to this Agreement which are permitted or deemed to be updated as of a later date, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.15. Control Agreements.

Take all reasonable steps in order for Agent to obtain Control Agreements with respect to (subject to Section 6.12) all of Borrower’s and Guarantors’ Securities Accounts, Deposit Accounts and electronic chattel paper.

5.16. [Intentionally Omitted].

5.17. Further Assurances.

At any time upon the request of Agent, Borrower shall execute or deliver to Agent, and shall cause Guarantors to execute or deliver to Agent, any and all financing statements, applications for registration, security agreements, pledges, assignments, opinions of counsel, and all other similar documents (collectively, the “Additional Documents”) that Agent may request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in all of the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s or Guarantors’ names, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

5.18. Material Contracts.

(a) Upon the written request of Agent (which in absence of the occurrence of and continuance of an Event of Default shall not be given more frequently than once each calendar quarter), provide Agent with copies of (i) each Material Contract and (ii) each amendment or modification of any Material Contract in each case, entered into since the previous request by Agent and (b) within thirty (30) days of the termination of a Material Contract (other than in accordance with the terms thereof), provide Agent written notice thereof. Schedule 4.20 shall be deemed updated to (x) include any Material Contract, a copy of which is delivered to Agent pursuant this Section 5.18 and (y) refer to any amendment, modification or termination of Material Contract pursuant to this Section 5.18.

5.19. Withholdings and Remittances.

Withhold from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act all amounts required by applicable law to be withheld, including all payroll deductions required to be withheld, and furthermore, shall remit such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Borrower will, and will cause each of its Subsidiaries if applicable, to remit all Canada Pension Plan contributions, workers compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes, good and services taxes, sales taxes and other taxes payable under the applicable law by it (the “Statutory Lien Payments”) to the proper Governmental Authority within the time required under the applicable law.

5.20. ERISA and Canadian Plans and Dialogic Ireland Pensions.

(a) ERISA.

(i) Comply in all material respects with the applicable provisions of ERISA or any other applicable federal, state, provincial, local or foreign law dealing with such matters.

(ii) Pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that no ERISA Group Person or any Guarantor shall be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) such Person shall have set aside on its books reserves, in the opinion of the independent certified public accountants of such Person, adequate with respect thereto.

(iii) Deliver to Agent, promptly, and in any event within 20 days, after (i) the occurrence of any Reportable Event in respect of a U.S. Benefit Plan, a copy of the materials that are filed with the PBGC, (ii) an ERISA Group Person or an administrator of any U.S. Benefit Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such U.S. Benefit Plan, a copy of any such notice, (iii) the receipt of notice by Borrower or any Guarantor or any ERISA Group Person or an administrator of any U.S. Benefit Plan from the PBGC of the PBGC’s intention to terminate any U.S. Benefit Plan or to appoint a trustee to administer any such U.S. Benefit Plan, a copy of such notice, (iv) the request by Agent or any Lender of copies of each annual report that is filed on Treasury Form 5500 with respect to any U.S. Benefit Plan, together with certified financial statements (if any) for the U.S. Benefit Plan and any actuarial statements on Schedule B to such Form 5500, (v) an ERISA Group Person knows or has reason to know of any event or condition which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any U.S. Benefit Plan, an explanation of such event or condition, (vi) the receipt by an ERISA Group Person of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) an ERISA Group Person knows or has reason to know of any event or condition which might cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the IRC, an explanation of such event or condition, or (viii) an ERISA Group Person knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the IRC, a copy of such application, and in each case described in clauses (i) through (iii) and (v) through (vii) together with a statement signed by an officer setting forth details as to such Reportable Event, notice, event or condition and the action which the ERISA Group Person proposes to take with respect thereto.

(b) Canadian Employee Plans.

(i) Ensure that where applicable each of its Canadian Employee Plans will retain its registered status under, and be administered in a timely manner in accordance with, its terms, Canadian Employee Benefits Legislation and any other applicable laws.

(ii) Upon Agent’s or any Lender’s request, obtain and provide Agent or such Lender with written evidence that each such plan which is required to be registered under Canadian Employee Benefits Legislation and any other applicable laws has been registered.

(iii) In relation to any Canadian Employee Plan sponsored or contributed to by Borrower perform all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with each plan and its funding media; make all contributions and pay all premiums required to be made or paid by Borrower or Guarantors in accordance with the terms of the plan, Canadian Employee Benefits Legislation and all other applicable laws; withhold by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected by Borrower in accordance with the terms of the plan, Canadian Employee Benefits Legislation and all other applicable laws.

(iv) In relation to any Canadian Employee Plan sponsored or contributed to by Borrower, Borrower shall deliver to Agent or any Lender, on request, (i) promptly after the filing thereof by Borrower or Guarantors with any applicable Governmental Authority, copies of each annual and other return, report or, where applicable, valuation with respect to each Canadian Employee Plan; (ii) promptly after receipt thereof, a copy of any direction, order, notice or ruling that Borrower may receive from any applicable Governmental Authority with respect to any Canadian Employee Plan; and (iii) notification within 30 days of any increases in the benefits of any existing plan, or the establishment of any new Canadian Employee Plan, or the commencement of contributions to any plan to which Borrower was not previously contributing.

(c) Dialogic Ireland Pensions.

(i) Deliver to Agent at such times as those reports that are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to Dialogic Ireland), actuarial reports in relation to all defined benefit pension schemes operated by or maintained for the benefit of Dialogic Ireland and/or any of their employees.

(ii) Promptly notify Agent of any material change in the rate of contributions to any pension schemes mentioned in clause (i) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(iii) Ensure that all pension schemes in clause (i) above which are defined benefit schemes are fully funded on the basis of applicable legislative funding requirements and that no action is taken or omission is made by Dialogic Ireland in relation to such a pension scheme but without prejudice to the right of Dialogic Ireland and the trustees of any relevant defined benefit pension schemes to agree a funding proposal with the Irish Pensions Board.

(iv) Promptly after receipt thereof from its pension provider after the Closing Date, deliver to Agent true, correct and complete copies of all Irish Plans as amended, together with plan summaries, booklets and personnel manuals.

5.21. Intellectual Property.

Upon the written request of Agent (which, in the absence of the occurrence and continuance of an Event of Default, shall be given no more frequently than once during any six-month period (the first of which commences on the Closing Date)), Borrower shall be required, within ten (10) Business Days of receipt of such request, to update Schedule 4.15 or certify to Agent that no change to such Schedule has occurred during the relevant period.

5.22. Notice Regarding Issuance of Capital Stock and Subsidiaries.

In the event of any change to Schedule 4.8(b), Schedule 4.8(c) or Schedule 4.8(d) (other than due to the issuance of stock options approved by Borrower’s Board of Directors) during any fiscal quarter of Borrower, Borrower shall deliver an updated Schedule 4.8(b), Schedule 4.8(c) or Schedule 4.8(d), as applicable, to Agent within 45 days of the end of such fiscal quarter.

6.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will not and will not permit any Guarantor and, as applicable, any other Subsidiary to do any of the following:

6.1. Indebtedness.

Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 (excluding the Term Loan Indebtedness) and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness composing Permitted Investments and Investments permitted by Section 6.12(b),

(f) Term Loan Indebtedness and any refinancing thereof, in each case to the extent permitted by the Intercreditor Agreement (it being understood that the principal amount of the Term Loan Indebtedness on the Closing Date (after giving effect to any prepayment of the Term Loan Indebtedness on the Closing Date) is $75,000,000),

(g) Indebtedness (excluding the Term Loan Indebtedness) not to exceed $5,500,000 at any time outstanding that has been contractually subordinated to the Obligations in form and substance satisfactory to Agent,

(h) Acquired Indebtedness in an amount not to exceed $3,000,000 outstanding at any one time,

(i) unsecured Indebtedness owing by Borrower or any Guarantor, directly or indirectly through Dialogic US Holdings Inc., to Borrower or any other Guarantor subject in each case to the terms of the Intercompany Subordination Agreement,

(j) Indebtedness with respect to Bank Product Obligations (including FX Hedging Agreements) incurred in the ordinary course of business and not for speculative purposes, and

(k) unsecured Indebtedness not to exceed $3,000,000 at any time outstanding.

6.2. Liens.

Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes.

(a) Enter into any merger, amalgamation, consolidation, reorganization, plan of arrangement, or recapitalization, or reclassify its Stock,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or

(c) Suspend or go out of a substantial portion of its or their business.

Notwithstanding the foregoing:

(i) any Person may be merged or consolidated into Borrower or any Guarantor in connection with a Permitted Acquisition,

(ii) any Guarantor may be merged, consolidated or amalgamated with or into Borrower (provided that Borrower is the surviving entity) or any Guarantor, or be liquidated, wound up or dissolved in a transaction where its business and properties are conveyed to Borrower or any Guarantor,

(iii) each of Cantata and Dialogic US may be merged, consolidated or amalgamated with or into, or be liquidated, wound up or dissolved in a transaction where its business and properties are conveyed to Dialogic US Holdings Inc., provided, at the time of any such transaction, such Guarantor owns no Collateral, and

(iv) any Subsidiary of Borrower that is not a Guarantor may undertake any of the actions described in clauses (a), (b) or (c) above.

6.4. Disposal of Assets.

Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Borrower’s or its Subsidiaries’ (a) Accounts or Inventory or (b) other assets (i) having an individual book value in excess of $100,000 or (ii) an aggregate book value in excess of $1,500,000 during any 3 calendar year period.

6.5. Change Name.

Change Borrower’s or any Guarantor’s name, organizational identification number (if any), chief executive office, domicile, jurisdiction of organization or organizational identity; provided, however, that Borrower or any Guarantor may change its name, organization identification number, jurisdiction of organization or organizational identity upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower or such Guarantor provides any financing statements necessary to perfect and continue perfected the Agent’s Liens. Upon receipt by Agent of any written notice referred to in the preceding sentence, the applicable clause of Schedule 4.7 shall be deemed to be automatically updated to refer to the information provided in such written notice.

6.6. Nature of Business.

Make any change in the nature of their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities.

6.7. Prepayments and Amendments.

Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries (including Term Loan Indebtedness), other than the Obligations in accordance with this Agreement or with respect to the Term Loan Indebtedness, as permitted by the Intercreditor Agreement,

(b) make any payment on account of Indebtedness (including the Term Loan Indebtedness) that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness (including the Term Loan Indebtedness) permitted under Section 6.1(b) or (c), or (f), except with respect to the Term Loan Indebtedness, as permitted by the Intercreditor Agreement and except with respect to Indebtedness permitted by Section 6.1(b) or (c), to the extent such amendment, modification, alteration or change does not (v) increase the principal amount of the Indebtedness, (w) increase the interest rate with respect to the Indebtedness, (x) otherwise impose terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower or any Subsidiary (as applicable), (y) make less restrictive any subordination terms and conditions or (z) extend recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated on the Indebtedness, (ii) the Shareholder Agreement except to the extent that such amendment, modification, alteration, increase, or change with respect to this clause (ii) does not affect any provisions with respect to voting or election of directors or officers or could not otherwise, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or could not reasonably be expected to materially and adversely affect the interests of any member of the Lender Group, or (iii) any other Material Contract without the provision of written notice to Agent, except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.8. Change of Control.

Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9. Consignments.

Consign any of its or their Inventory or sell any of its or their Inventory having an aggregate book value in excess of $1,500,000 on bill and hold, sale or return, sale on approval, or other conditional terms of sale. For the avoidance of doubt, Inventory subject to Inventory Rotation Rights shall not be deemed subject to this Section 6.9.

6.10. Distributions.

Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s or any Guarantor’s Stock, of any class, whether now or hereafter outstanding; provided that any Subsidiary may make distributions and declare and pay dividends to any other Subsidiary or to Borrower so long as any such distribution or dividend received by a Non-Guarantor Subsidiary shall be immediately distributed to a Borrowing Base Company.

6.11. Accounting Methods.

Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.12. Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (i) Borrower and Guarantors shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $250,000 at any one time unless Borrower or such Guarantor, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments and (ii) the Non-Guarantor Subsidiaries of Borrower shall not have Permitted Investments in excess of $1,500,000 in the aggregate at any given time. Subject to the foregoing proviso, Borrower shall not and shall not permit any Guarantor to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account. Upon receipt by Agent of any such Control Agreement, Schedule 4.17 shall be deemed to be automatically updated to refer to the applicable Deposit Account or Securities Account covered by such Control Agreement.

(b) Notwithstanding the foregoing provisions of this Section 6.12,

(i) Borrower and its Subsidiaries may hold Investments in the Stock of their applicable Subsidiaries held on the Closing Date and the Stock of any Subsidiary acquired in a Permitted Acquisition,

(ii) Borrower and any Guarantor may, directly or indirectly through Dialogic US Holdings Inc., make Investments in any other Guarantor,

(iii) Borrower and its Subsidiaries may acquire certain assets and associated liabilities of Open Media Labs not to exceed $250,000 in the aggregate,

(iv) so long as no Event of Default has occurred and is continuing or would occur as a result thereof, Borrower may make non-cash loans to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Stock in Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in Borrower,

(v) Borrower and its Subsidiaries may make Permitted Acquisitions, and

(vi) subject to Section 6.16(b), Borrower and its Subsidiaries may make Capital Expenditures.

6.13. Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:

(a) transactions among Borrower and any of its Subsidiaries in the ordinary course of business;

(b) transactions outside the ordinary course of business between Borrower or any of its Subsidiaries, on the one hand, and any Affiliate of Borrower or any of its Subsidiaries, on the other hand, so long as such transactions (i) (A) are upon fair and reasonable terms, (B) are fully disclosed to Agent if they involve one or more payments by Borrower or any of its Subsidiaries in excess of $100,000 for any single transaction or series of transactions, and (C) are no less favorable to Borrower or any of its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate or (ii) are otherwise permitted pursuant to Sections 6.1, 6.4, 6.7 or 6.12;

(c) advances to officers and employees of Borrower and its Subsidiaries that are permitted pursuant to Section 6.12, and

(d) the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, outside directors of Borrower in the ordinary course of business and consistent with industry practice.

6.14. Use of Proceeds.

Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay a portion of the Term Loan Indebtedness, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

6.15. Inventory with Bailees.

Store the Inventory of any Borrowing Base Company at any time now or hereafter with a bailee, warehouseman, or similar party.

6.16. Financial Covenants.

(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$2,500,000	For the 3 month period ending March 31, 2008

$9,500,000	For the 6 month period ending June 30, 2008

$15,000,000	For the 9 month period ending September 30, 2008

$24,500,000	For the 12 month period ending each month thereafter

Concurrently with the closing of each Permitted Acquisition, each EBITDA level set forth above shall be increased by 80% of pro forma adjustment to EBITDA as set forth in the definition thereof for any applicable Reference Period.

(b) Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2008	Each fiscal year thereafter

$12,100,000	As determined by Agent in its Permitted Discretion based on the most recent Projections delivered to Agent pursuant to Section 5.3

7.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

7.2. If Borrower or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.5, 5.8, 5.12, 5.14, 5.16, 5.17, 5.20 and 6.1 through 6.16 of this Agreement or any covenant or other agreement contained in any of the Security Agreements;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.1, 5.6, 5.7, 5.9, 5.10, 5.11, 5.13, 5.15, 5.18 and 5.19 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Agent;

7.3. If any material portion of Borrower’s or any of its Subsidiaries’ (other than an Immaterial Subsidiary’s) assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by Borrower or the applicable Subsidiary;

7.4. If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

7.5. If an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee, receiver, receiver-manager, examiner or other custodian is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or such Subsidiary, or (e) an order for relief shall have been issued or entered therein;

7.6. If Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.7. If one or more judgments, orders, or awards involving an aggregate amount of $500,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by Borrower or the applicable Subsidiary;

7.8. If there is (i) an “Event of Default” (or similar term as defined in the Term Loan Indebtedness Documents) or (ii) in one or more agreements to which Borrower or any of its Subsidiaries is a party with one or more third Persons relative to Borrower’s or any of its Subsidiaries’ Indebtedness (other than the Term Loan Indebtedness) involving an aggregate amount of $500,000 or more, and such default (A) occurs at the final maturity of the obligations thereunder, or (B) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower’s or the applicable Subsidiary’s obligations thereunder;

7.9. If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

7.10. If the obligation of any Guarantor under the related Guaranty is limited or terminated by operation of law or by such Guarantor;

7.11. If the Security Agreements or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or any other Loan Document;

7.12. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or its Subsidiaries, or a proceeding shall be commenced by Borrower or its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Borrower or its Subsidiaries shall deny that Borrower or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

7.13. An event described in each clause (i), (ii), (iii), (iv), (v) or (vi) below shall have occurred which could reasonably be expected to result in a Material Adverse Change: (i) any U.S. Benefit Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard is sought or granted under Section 412 of the Code or Section 303 of ERISA; (ii) a Reportable Event shall have occurred in respect of a U.S. Benefit Plan; (iii) any U.S. Benefit Plan that is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer it; (iv) any U.S. Benefit Plan that is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA; (v) the Borrower or its Subsidiaries shall withdraw from a Multiemployer Plan and as a result, become subject to withdrawal liability under Section 4201 or (vi) Borrower or any Subsidiary defaults on any payment, contribution, or other obligation under any U.S. Benefit Plan or any Canadian Employee Plan that could give rise to liability under applicable law.

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1. Rights and Remedies.

Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

8.2. Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.	TAXES AND EXPENSES.

If Borrower or any Guarantor fails to pay any monies (whether, including, without limitation, taxes, assessments, employee wages (including accrued vacation pay and severance obligations), insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, and such failure constitutes a Default under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.	WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc.

Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral.

Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the PPSA, the Code and other applicable law, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3. Indemnification.

Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH

INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

If to Borrower:	DIALOGIC CORPORATION 9800 Cavendish Boulevard, 5th Floor Montreal, Quebec, CANADA H4M 2V9 Attn: Jean Gagnon Fax No.: (514) 745-0055

with copies to:	DIALOGIC CORPORATION 9800 Cavendish Boulevard, 5th Floor Montreal, Quebec, CANADA H4M 2V9 Attn: Anthony Housefather, Esq. Fax No.: (514) 745-0055

If to Agent:	WELLS FARGO FOOTHILL CANADA ULC 161 Bay Street, Suite 2700 TD Canada Trust Tower Toronto, Ontario CANADA M5J2S1

with copies to:

WELLS FARGO FOOTHILL, LLC

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attn: Business Finance Manager

Fax No.: (617) 523-1697

GOLDBERG KOHN BELL BLACK

ROSENBLOOM & MORITZ, LTD.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Attn: Gary Zussman, Esq.

Fax No.: (312) 863-7440

Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the PPSA, the Code or other applicable law, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the PPSA, the Code or other applicable law shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO, CANADA AND THE FEDERAL LAWS OF CANADA APPLICABLE THERETO.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE PROVINCE OF ONTARIO AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS OF THE PROVINCE OF ONTARIO, CANADA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all or any portion, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500; provided, further, however, in all instances any assignment or delegation to a Person that is a Term Loan Lender or an Affiliate of a Term Loan Lender shall require the prior written consent of Agent. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan

Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a) of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, further, however, in all instances any such sale to a Person that is a Term Loan Lender or an Affiliate of a Term Loan Lender shall require the prior written consent of Agent. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Governmental Authority, and such Governmental Authority may enforce such pledge or security interest in any manner permitted under applicable law.

13.2. Successors.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens,

(i) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money,

(j) amend any of the provisions of Section 2.3(b)(i) or (ii),

(k) change the definition of Borrowing Base or the definitions of Eligible Accounts, Maximum Revolver Amount, or change Section 2.1(b), or

(l) amend any of the provisions of Section 15.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

14.2. Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3. No Waivers; Cumulative Remedies.

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent.

Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

For greater certainty, and without limiting the powers of Agent, or any other Person, acting as an agent or mandatary for Agent hereunder or under any of the other Loan Documents, Borrower hereby acknowledges that, for purposes of holding any security (“Quebec Security”) granted by Borrower or Guarantors on property pursuant to the laws of the Province of Québec to secure obligations of Borrower or of Guarantors under any debenture, note, bond or other title of indebtedness, Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Québec) for all present and future members of the Lender Group and the Bank Product Providers and in particular for all present and future holders of any debenture, note, bond or other title of indebtedness issued by any of Borrower or Guarantors. Each Lender hereby irrevocably constitutes, to the extent necessary, Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) in order to hold Quebec Security granted by Borrower or Guarantors in order to secure the obligations of any of them under any debenture, note, bond or other title of indebtedness that may be issued by any of them.

Each Lender hereby agrees that Agent may act as the bondholder and mandatary (i.e., agent) with respect to any bond, debenture or similar title of indebtedness that may be issued by Borrower or Guarantors and pledged in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers.

The execution by Agent, acting as fondé de pouvoir and mandatary, prior to this Agreement of any Quebec Security documents is hereby ratified and confirmed.

Each assignee of a member of the Lender Group shall be deemed to have confirmed and ratified the constitution of Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Acceptance.

Notwithstanding the provisions of section 32 of An Act respecting the special powers of legal persons (Québec), Agent may acquire and be the holder of any debenture, note, bond or other title of indebtedness issued under any Quebec Security documents. Borrower hereby acknowledges that each such debenture, note, bond or other title of indebtedness constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

Agent, acting as holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of Agent in this Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of Section 15.9 shall apply mutatis mutandis to the resignation and appointment of a successor Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir).

15.2. Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent.

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.4. Reliance by Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5. Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision.

Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

15.7. Costs and Expenses; Indemnification.

Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity.

WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9. Successor Agent.

Agent may resign as Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations,

(ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection.

Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with the PPSA, the Code or any other applicable personal property security legislation can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16. Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Borrower or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17. Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.18. Intercreditor Agreement.

Each of the Lenders hereby agrees to be bound by the terms and provisions of each of the Intercreditor Agreement as a “First Lien Lender” as if such Lender were a signatory thereto and hereby instructs Agent to enter into the Intercreditor Agreement.

16.	WITHHOLDING TAXES.

(a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b) If a Lender claims an exemption from withholding tax, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

Any Lender claiming such exemption agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent and Borrower will treat such Lender’s documentation provided pursuant to Sections 16(b) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 16(b), if applicable.

(d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) of this Section 16 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the Canada Revenue Agency or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

17.	GENERAL PROVISIONS.

17.1. Effectiveness.

This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings.

Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers.

Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

17.6. Lender-Creditor Relationship.

The relationship between the Lenders and Agent, on the one hand, and Borrower, on the other hand, is solely that of creditor and debtor. No member of the Lender

Group has (or shall be deemed to have) any fiduciary relationship or duty to Borrower arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Borrower, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state, provincial or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding Borrower and its Subsidiaries that Borrower or any of its Subsidiaries, as applicable, designates as confidential or which, under the circumstances surrounding disclosure ought to be treated as confidential, including without limitation, financial, legal and regulatory information, information relating to Borrower’s or any of its Subsidiaries’ released or unreleased software or hardware products, marketing and pricing information, Borrower’s or any of its Subsidiaries’ business policies or practices or information received from others that Borrower or any of its Subsidiaries is obligated to treat as confidential, shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.9(a) shall survive for 2 years after the payment in full of the Obligations.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10. Lender Group Expenses.

Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11. USA PATRIOT Act.

Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

17.12. Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13. Judgment Currency.

The specification under this Agreement of Dollars is of the essence. Borrower’s obligations hereunder and under the other Loan Documents to make payments in

Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by Lenders of the full amount of Dollars expressed to be payable to Lenders under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment in any court, it is necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the rate of exchange used shall be that at which Agent could, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to Agent or Lenders hereunder shall, notwithstanding any judgment in such Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on which Agent or such Lenders receive any sum adjudged to be so due in the Judgment Currency, Agent or such Lenders may, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency. If the Dollars so purchased are less than the sum originally due to Agent or such Lenders in Dollars, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lenders, as the case may be, against such loss, and if the Dollars so purchased exceed the sum originally due to Agent or Lenders in Dollars, Agent or Lenders, as the case may be, agree to remit to Borrower such excess.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DIALOGIC CORPORATION,
a British Columbia corporation

By:
Title:

WELLS FARGO FOOTHILL CANADA ULC,
an unlimited corporation incorporated under the laws of Alberta, as Agent and as a Lender

By:
Title:

Signature Page to Credit Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means with respect to Borrower, an account (as that term is defined in the PPSA), with respect to Dialogic US and Cantata, an account (as that term is defined in the Code) or with respect to Dialogic Ireland, a book debt.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system and any electronic data interchange) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition, provided that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Act” has the meaning specified therefor in Section 17.11.

“Activation Instruction” has the meaning specified therefor in Section 2.6(b).

“Additional Documents” has the meaning specified therefor in Section 5.17.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such

Schedule 1.1 – Page 1

Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents, including any receiver appointed by Agent.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations on the Maturity Date, or (b) an Event of Default and the election by the Required Lenders to declare all or any portion of the Obligations to be due and payable, to terminate the Commitment, or to exercise remedies against the Collateral.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A 2.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

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“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all amounts that Agent or any member of the Lender Group is obligated to pay or reimburse to a Bank Product Provider as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means (i) the Bankruptcy and Insolvency Act (Canada), (ii) the Companies’ Creditors Arrangement Act (Canada), (iii) title 11 of the United States Code and/or (iv) the Companies Acts 1963-2005 (as amended from time to time) (Ireland), in each case as applicable and as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

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“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 1 percentage point.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the Dollar Equivalent of the result of:

(a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, minus

(b) the sum of (i) the Bank Product Reserve, (ii) the Rent Reserve, (iii) the Irish Reserve and (iv) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Borrowing Base Company” means the Borrower, Dialogic US, Dialogic Ireland and Cantata.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Massachusetts or in the Provinces of Ontario or Quebec, Canada, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canada Pension Plan” means the Canadian or provincial government sponsored pension plans maintained pursuant to Canadian or provincial legislation including, without limitation, the Canada Pension Plan Act (Canada) and the Act Respecting the Quebec Pension Plan (Quebec).

“Canadian Dollar” or “Cdn $” means the lawful currency of Canada.

“Canadian Employee” means any employee, consultant or contractor providing services in Canada to Borrower.

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“Canadian Employee Benefits Legislation” means the Canada Pension Plan Act (Canada), the Tax Act, the Pension Benefits Standards Act 1985 (Canada), the Employment Insurance Act (Canada), the Act Respecting the Quebec Pension Plan (Quebec) and any equivalent Canadian provincial legislation including, but not limited to, employee benefit legislations in the Provinces of British Columbia and Quebec, in each case, as amended from time to time.

“Canadian Employee Plan” has the meaning assigned to such term in Section 4.13.

“Canadian Resident” means a Person that is (a) resident in Canada for purposes of the Tax Act or (b) deemed to be a resident in Canada for purposes of Part XIII of such Act in respect of all amounts paid or credited to such Person hereunder.

“Cantata” means Cantata Technology, Inc., a Massachusetts corporation.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or province or territory of Canada or any political subdivision of any such state, province or territory or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or such other comparable rating agencies in Canada, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or such other comparable rating agencies in Canada, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or Canada or any province or territory thereof, in each case, having at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof or Canada or any province or territory thereof so long as the amount maintained

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with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation or the Canada Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning specified therefor in Section 2.6(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.6(a).

“Change of Control” means (a) any amendment or other change to the Shareholders Agreement such that the composition of the Board of Directors is no longer determined pursuant to Section 5 of the Shareholders Agreement, as in effect on the date hereof, (b) any Person (or group of Persons other than the Permitted Holders) becomes the beneficial owner, directly or indirectly of stock of Borrower having the right (i) to terminate the Shareholders Agreement or (ii) to amend the Shareholders Agreement in the manner described in the foregoing clause (a), (c) any Person or group of Persons assigns its right to nominate members of the Board such that more than 50% of the members of the Board may be nominated pursuant to the Shareholders Agreement by either (i) Persons other than Permitted Holders or (ii) any Permitted Holder and its Affiliates, (d) Borrower ceases to own, directly or indirectly, free and clear of all Liens, 100% of the Stock of each Guarantor, or (e) a “Change of Control” has occurred under the Term Loan Documents.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or Guarantors in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or Guarantors’ books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

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“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the IRC.

“Currency Exchange Rate” means, with respect to a currency, the rate quoted by the Reference Bank as the spot rate for the purchase by the Reference Bank of such currency with another currency at approximately 10:30 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the PPSA or the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.

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“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dialogic Ireland” means Dialogic Distribution Limited, a corporation organized under the laws of Ireland.

“Dialogic US” means Dialogic Inc., a Delaware corporation.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Accounts of each Borrowing Base Company during such period, by (b) billings with respect to Accounts of each Borrowing Base Company during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent at such time on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency.

“EBITDA” means, with respect to any fiscal period, Borrower’s consolidated net earnings (or loss), minus extraordinary gains, interest income, plus interest expense, income taxes, and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower and Agent) or in such other manner acceptable to Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.

“Eligible Accounts” means those Accounts created by any Borrowing Base Company in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the

Schedule 1.1 – Page 8

results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrowing Base Company or an employee or agent of any Borrowing Base Company or any Affiliate of any Borrowing Base Company,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; provided that by way of clarification, Accounts subject to Inventory Rotation Rights shall not be deemed conditional Accounts ineligible due to this clause (d),

(e) Accounts that are not payable in Dollars or Euros,

(f) Foreign Accounts unless (y) the Foreign Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Foreign Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent (not to exceed $10,000,000 in the aggregate for all Foreign Accounts constituting Eligible Accounts solely by reason of this clause (z)),

(g) Accounts with respect to which the Account Debtor is either (i) the federal government of Canada, the United States or Ireland or any department, agency, or instrumentality of the federal government of Canada, the United States or Ireland (exclusive, however, of Accounts with respect to which the applicable Borrowing Base Company has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727 or the Financial Administration Act (Canada)), or (ii) any province or territory of Canada or any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of any Borrowing Base Company, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to any Borrowing Base Company exceed (x) 10% in the case of each Account Debtor (other than Paracon and Alliance Systems) and (y) 30% in the case of each of Paracon and

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Alliance Systems (but together not to exceed 50% in the aggregate for Paracon and Alliance Systems) (such percentages, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrowing Base Company has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any Borrowing Base Company of the subject contract for goods or services, or

(o) Accounts acquired in an Acquisition until such Accounts have been subject to a collateral audit in form and substance satisfactory to Agent.

“Eligible Transferee” means (a) any Affiliate (other than individuals) of a Lender, (b) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (c) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

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“Environmental Law” means any applicable federal, state, provincial, municipal, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the PPSA or the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Group Person” means Borrower and its Subsidiaries and any Person which is a member of the controlled group or under common control with Borrower and its Subsidiaries within the meaning of section 414 of the IRC or section 4001(a)(14) of ERISA.

“Event of Default” has the meaning specified therefor in Section 7.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Fee Letter” means that certain fee letter between Borrower and Agent, in form and substance satisfactory to Agent.

“Foreign Account” means any Account other than an Account with respect to which the Account Debtor either (i) maintains its chief executive office in Canada, the United States or Ireland or (ii) is organized under the laws of Canada or any province thereof, the United States or any state thereof or Ireland.

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“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii).

“FX Hedging Agreement” means any forward foreign exchange transaction, currency swap, currency rate swap, currency option or any combination of, or option with respect to, these or similar transactions entered into with a Bank Product Provider, in form and substance satisfactory to Agent.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, provincial, municipal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, bureau, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) Dialogic US, (b) Dialogic Ireland and (c) Cantata, and “Guarantor” means any one of them.

“Guaranties” means (a) that certain general continuing guaranty executed and delivered by Dialogic US and Cantata in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent, and (b) that certain guaranty and indemnity executed and delivered by Dialogic Ireland in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging

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Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices. Without limiting the foregoing, a FX Hedging Agreement shall be a Hedging Agreement.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“Immaterial Subsidiary” means any Subsidiary of Borrower (other than any Guarantor) that has no material operations and does not contain assets valued in excess of $1,000,000.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower, each of its Subsidiaries, and Agent, the form and substance of which is satisfactory to Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among Borrower, Agent and Obsidian, LLC, in its capacity as administrative agent under the Term Loan Documents.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that

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would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day (subject to clauses (c) and (d) below), (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the PPSA or the Code).

“Inventory Rotation Rights” means the rights of certain Account Debtors to replace Inventory purchased from a Borrowing Base Company with other Inventory of such Borrowing Base Company or any other Borrowing Base Company without any negative adjustment to the Dollar Equivalent amount of the underlying Account subject to such Inventory Rotation Rights.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Irish Plan” has the meaning assigned to such term in Section 4.13.

“Irish Reserve” means an amount equal to estimated preferential claims in an Irish insolvent winding up as determined by Agent in its Permitted Discretion, not to exceed 85% of the Eligible Accounts of Dialogic Ireland.

“Issuing Lender” means WFF or any other Lender as Agent may select in its sole and absolute discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.11.

“Judgment Currency” has the meaning specified therefor in Section 17.14.

“L/C” has the meaning specified therefor in Section 2.11(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

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“L/C Undertaking” has the meaning specified therefor in Section 2.11(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, PPSA, Code and Companies Office searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

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“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents, including any receiver appointed by a Lender.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (ii) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (iii) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 2.50 percentage points.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), deemed trust, security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

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“Loan Account” has the meaning specified therefor in Section 2.9.

“Loan Documents” means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Guaranties, the Intercompany Subordination Agreement, the Letters of Credit, the Security Agreements, the Intercreditor Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and the Lender Group in connection with the Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and Guarantors’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or Guarantors.

“Material Contract” means, with respect to Borrower or any Guarantor, (i) each written agreement with the top ten customers of Borrower and Guarantors during the prior calendar year, measured by the Dollar Equivalent of aggregate consideration paid by such customers during such calendar year, (ii) each written agreement with a subcontractor through which Borrower or a Guarantor contracts to build products and (iii) each real property lease to which Borrower or any Guarantor is a party involving aggregate consideration payable to the landlord of at least $500,000 in the prior calendar year.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Revolver Amount” means $25,000,000; provided that until the completion of an initial collateral examination after the Closing Date in form and substance satisfactory to Agent in its Permitted Discretion, the “Maximum Revolver Amount” shall mean $10,000,000.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower, its Subsidiaries or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any sale or disposition by a Borrowing Base Company of Inventory, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Borrowing Base Company, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any

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Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such Inventory) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrowing Base Company in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Borrowing Base Company in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrowing Base Company, and are properly attributable to such transaction.

“Non-Guarantor Subsidiaries” means all Subsidiaries of Borrower that are not Guarantors.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Overadvance” has the meaning specified therefor in Section 2.4.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

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(b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under Section 6.1(h) and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens;

(c) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical consolidated financial statements of Borrower (including the consolidated financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries (i) unless otherwise agreed by Agent in its Permitted Discretion, would have been in compliance with the financial covenants in Section 6.16 for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 6.16 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d) Borrower has provided Agent with its due diligence package relative to the proposed Acquisition,

(e) Borrower shall have Availability plus Qualified Cash in an amount equal to or greater than $7,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f) unless otherwise agreed by Agent in its Permitted Discretion, the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

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(i) the assets of the same type as the Revolver Collateral (as defined in the Intercreditor Agreement) being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada or Ireland, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, Canada or Ireland,

(j) the assets of the same type as the Revolver Collateral (as defined in the Intercreditor Agreement) that are acquired by any Borrower or Guarantor shall be subject to a first priority lien of Agent for the benefit of Lenders, and

(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $15,000,000 in the aggregate; provided, however, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $5,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, and (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Holder” means any of Tennenbaum Capital Partners, LLC and its Affiliates, Investcorp Technology Ventures and its Affiliates and 512966 N.B. Inc. and its Affiliates.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, and (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

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(c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-2, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens permitted under Section 6.1(h) to secure mortgage financing with respect to Real Property, (h) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, employees, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (i) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (j) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (k) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (l) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (m) licenses or subleases granted to third parties in respect of property that does not constitute Collateral, (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods and (o) Liens securing the Term Loan Indebtedness to the extent such Liens are permitted by the Intercreditor Agreement.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,500,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

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“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.

“PPSA” means the Personal Property Security Act (Ontario), and the Personal Property Security Act (British Columbia), or any other applicable federal or provincial statute (including the Civil Code of Quebec) pertaining to the granting, perfecting, priority or ranking of security interests, lien, hypothecs or personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also reference any successor sections.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Protective Advances” has the meaning specified therefor in Section 2.2(d)(i).

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“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Quebec Security” has the meaning specified therefor in Section 15.1.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Rescission” has the meaning specified therefor in Section 2.6(b).

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Bank” means Wells Fargo, or such other bank as Agent may from time to time designate.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (b) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (d) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (e) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

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“Rent Reserve” means, as of any date of determination, the amount of reserves Agent has established with respect to leased locations of Borrowing Base Company where such Borrowing Base Company has not provided a Collateral Access Agreement equal to one month’s total payments to the applicable landlord (including, without limitation, base rent, additional rent, insurance charges and taxes).

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.16.

“Reportable Event” has the meaning specified therefor in ERISA § 4043.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $7,500,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code or in the Securities Transfer Act, 2006 (Ontario), as applicable, as such legislation may be amended or replaced from time to time).

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“Security Agreements” means (a) the general security agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower to Agent, (b) a deed of hypothec and issue of bond, a 25% demand bond, a delivery order with respect to the 25% demand bond and a pledge of bond agreement, each in form and substance satisfactory to Agent and executed and delivered by Borrower to Agent, (c) a security agreement, in form and substance satisfactory to Agent, executed and delivered by Dialogic US and Cantata to Agent, and (d) a charge and assignment, in form and substance satisfactory to Agent, executed and delivered by Dialogic Ireland to Agent.

“Settlement” has the meaning specified therefor in Section 2.2(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.2(e)(i).

“Shareholder Agreement” means that certain Amended and Restated Shareholders’ Agreement dated as of October 5, 2007 as amended on October 11, 2007 among Eicon Dialogic Investment SRL, Special Value Expansion Fund, LLC, Special Value Opportunities Fund, LLC, 512966 N.B. Inc., Nick Jensen, Mikael Konnerup, Pierre McMaster, EAS Series C Investments, L.P. and the Borrower.

“Solvent” means, with respect to any Person on a particular date and as applicable to such Person based on its country of organization, (a) such Person is not an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada) or a “debtor company” as such term is defined in the Companies Creditors Arrangement Act (Canada), (b) such Person is not rendered insolvent (as defined in Section 101(32) of the United States Bankruptcy Code) or left with unreasonably small assets with which to conduct its business by the execution or delivery, (c) such Person is unable to pay their debts or is deemed to be unable to pay their debts within the meaning of Section 214 of the Companies Act 1963 or section 2(3) of the Companies (Amendment) Act, 1990 (as amended), or (d) the assets of such Person at a fair valuation in the ordinary course, and at a present fair saleable value, is greater than the amount of the total obligations to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others).

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Statutory Lien Payments” has the meaning specified in Section 5.19.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the

Schedule 1.1 – Page 25

shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.2(b).

“Swing Loan” has the meaning specified therefor in Section 2.2(b).

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Taxes” has the meaning specified therefor in Section 16(a).

“Term Loan Credit Agreement” has the meaning specified therefor in the Intercreditor Agreement.

“Term Loan Indebtedness” means Indebtedness constituting “Term Obligations” as defined in the Intercreditor Agreement.

“Term Loan Documents” has the meaning specified therefor in the Intercreditor Agreement.

“Term Loan Lenders” means the “Lenders” from time to time party to the Term Loan Credit Agreement.

“Triggering Event” means, as of any date of determination, that (a) an Event of Default has occurred and is continuing or (b) Excess Availability at any time is less than $5,000,000.

“TTM EBITDA” means, as of any date of determination, EBITDA of Borrower determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

“Underlying Issuer” means The Toronto-Dominion Bank or such other bank as Agent may select in its sole and absolute discretion to become an Underlying Issuer for the purpose of issuing a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“U.S. Benefit Plans” has the meaning specified therefor in Section 4.13(d).

“Voidable Transfer” has the meaning specified therefor in Section 17.8.

Schedule 1.1 – Page 26

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill Canada ULC, an unlimited corporation incorporated under the laws of Alberta.

Schedule 1.1 – Page 27

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) the Closing Date shall occur on or before March 5, 2008;

(b) Agent shall have received a letter duly executed by each Guarantor authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c) Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) the Cash Management Agreements,

(ii) the Control Agreements,

(iii) the Security Agreements,

(iv) a disbursement letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent,

(v) the Fee Letter,

(vi) the Guaranties,

(vii) the Intercompany Subordination Agreement, and

(viii) the Intercreditor Agreement;

(e) Agent shall have received a certificate from the Secretary of Borrower (i) attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Borrower;

Schedule 3.1 – Page 1

(f) Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

(g) Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(h) Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(i) Agent shall have received a certificate from the Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and including with respect to Dialogic Ireland, approval of the transactions to occur on the Closing Date and the acquisition by the Borrower on August 7, 2006 with respect to financial assistance and corporate governance limitations under Irish law, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;

(j) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

(k) Agent shall have received, where applicable, a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(l) Agent shall have received, where applicable, certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(m) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Agent;

Schedule 3.1 – Page 2

(n) Agent shall have received an opinion of Borrower’s counsel in form and substance satisfactory to Agent;

(o) Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents and all funds utilized in calculating the Required Availability shall be wired to Agent prior to funding of the initial extensions of credit hereunder, which funds shall be applied pursuant to Section 2.3(b);

(p) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s and its Subsidiaries’ books and records and verification of Borrower’s representations and warranties to Lender Group, the results of which shall be satisfactory to Agent, (ii) a field audit report for Cantata, (iii) implementation by Borrower of a system of electronic collateral reporting, (iv) an inspection of each of the locations where each Borrowing Base Company’s Inventory is located, (v) a review of Borrower’s and each Guarantor’s material agreements that may affect the Agent’s Collateral, (vi) UCC, PPSA, Quebec Components Office, Irish Companies Registration Office search, tax, litigation, lien and other public record searches, (vii) a review of Borrower’s and its Subsidiaries’ credit insurance policies and the receipt of effective endorsements in favor of Agent with respect to such credit insurance policies covering foreign Account Debtors, (viii) a review of any bill and hold letters, (ix) a review of Borrower’s director and officer’s insurance policy, (x) a review of Borrower’s accrued employee compensation and (xi) a review of amounts owing by Borrower to Intel with respect to its acquisition of Intel Media’s Inventory, in each case, the results of which shall be satisfactory to Agent;

(q) Agent shall have received completed Act compliance as well as reference checks with respect to Borrower’s senior management, the results of which are satisfactory to Agent in its sole discretion;

(r) Agent shall have received a set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(s) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(t) Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

Schedule 3.1 – Page 3

(u) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

Schedule 3.1 – Page 4

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly

(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records (delivered electronically in an acceptable format),

(b) upon Agent’s request, notice of all claims, offsets, or disputes asserted by Account Debtors with respect to any Borrowing Base Company’s Accounts,

(c) upon Agent’s request, copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time, and

(d) Upon Agent’s request, Inventory system/perpetual reports specifying the cost of each Borrowing Base Company’s Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format).

Monthly (no later than the 10th day of each month for the previous month-end)

(e) a Borrowing Base Certificate (delivered electronically in an acceptable format),

(f) a detailed aging, by total, of any Borrowing Base Company’s Accounts, together with a reconciliation for any reconciling items noted and supporting documentation (delivered electronically in an acceptable format),

(g) upon Agent’s request, a detailed Inventory system/perpetual report together with a reconciliation to each Borrowing Base Company’s general ledger accounts (delivered electronically in an acceptable format),

(h) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format) and an aging, by vendor, of any held checks,

(i) a summary report regarding Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

Schedule 5.2 – Page 1

(j) upon Agent’s request, a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrower’s general ledger.

(k) a copy of the bank statement concerning deposit account number 30663020 held by Dialogic Ireland at Bank of Ireland until such deposit account is closed.

Monthly (no later than the 30th day of each month)

(l) a reconciliation of Accounts, trade accounts payable, and Inventory of each Borrowing Base Company’s general ledger accounts to its monthly financial statements including any book reserves related to each category (delivered electronically in an acceptable format),

(m) a summary report of all distributor price adjustments, and

(n) a report regarding Borrower’s and Guarantors’ accrued, but unpaid, payroll and taxes (including real estate, ad valorem and Canadian taxes).

Annually	(o) a detailed list of each Borrowing Base Company’s customers, with address and contact information.

Upon request by Agent

(p) copies of purchase orders and invoices for Inventory acquired by any Borrowing Base Company, and

(q) such other reports as to the Collateral or the financial condition of each Borrowing Base Company, as Agent may reasonably request.

Schedule 5.2 – Page 2

Schedule 5.3

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower’s fiscal quarters) after the end of each month during each of Borrower’s fiscal years

(a) an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period and, if prepared, management’s discussion of such balance sheet, income statement, and statement of cash flows, and

(b) a Compliance Certificate.

as soon as available, but in any event within 90 days (or, in the case of fiscal year 2007, 120 days) after the end of each of Borrower’s fiscal years

(c) consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and, if prepared, management’s presentation to the Board of Directors with respect to such consolidated financial statements,

(d) unaudited, internally prepared consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, and

(e) a Compliance Certificate.

as soon as available, but in any event within 15 days prior to the start of each of Borrower’s fiscal years,	(f) copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

Schedule 5.3 – Page 1

if and when filed or delivered by Borrower,

(g) any public filings made by Borrower with any securities exchange, the U.S. Securities and Exchange Commission or any applicable Governmental Authority in Canada or Ireland responsible for the regulation of securities or their issuance, and

(h) operational and financial information provided by Borrower to its Board of Directors.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,

(i) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto,

(j) to the extent not otherwise set forth in this Schedule 5.3, copies of all notices or other communications received or delivered by Borrower or any of its Subsidiaries under or in respect of the Term Loan Indebtedness, and

(k) copies of all notices or other communication which may indicate a breach of the Term Loan Indebtedness Documents.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,	(l) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

upon the request of Agent,	(m) any other information reasonably requested relating to the financial condition of each Borrowing Base Company.

Schedule 5.3 – Page 2